Exhibit 10.5

ASSET PURCHASE AGREEMENT
among
PW STEPHENS, INC.
as Seller
HOME SOLUTIONS OF AMERICA, INC.
as Parent
and
P.W. STEPHENS ENVIRONMENTAL, INC.
as Buyer
dated as of July 3, 2008

CONTENTS

ARTICLE I	DEFINITIONS; INTERPRETATION	1

1.1	Definitions	1
1.2	Terms Defined Elsewhere	5
1.3	Interpretation	6

ARTICLE II	THE ASSET PURCHASE	6

2.1	Agreement to Purchase and Sell	6
2.2	Assets	6
2.3	Excluded Assets	7
2.4	Assumed Liabilities	7
2.5	Excluded Liabilities	8

ARTICLE III	CONSIDERATION	8

3.1	Consideration	8
3.4	Tax Allocation	9

ARTICLE IV	THE CLOSING	9

4.1	Closing	9
4.2	Closing Deliveries	9

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT	11

5.1	Organization	11
5.2	Authorization	11
5.3	Non-Contravention	11
5.4	No Consents	12
5.5	Financial Matters	12
5.6	Tax Matters	12
5.7	Legal Proceedings	12
5.8	Compliance with Laws; Permits	12
5.9	Title to, Condition of, and Sufficiency of, Assets	13
5.10	Material Contracts	13
5.11	Intellectual Property	14
5.12	Insurance	14
5.13	Employment, Labor and Benefits Matters	15
5.14	Absence of Changes	15
5.15	No Brokers	16
5.16	Related Party Transactions; No Improper Payments	16
5.18	Disclosure	16
5.19	Solvency	16

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	17

6.1	Organization	17
6.2	Authority	17
6.3	Non-Contravention	17
6.4	No Brokers	17
6.5	Disclosure	17

ARTICLE VII	ADDITIONAL COVENANTS	18

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7.1	Further Assurances; Post-Closing Cooperation	18
7.2	Employees	18
7.3	Transfer Taxes	19
7.4	Publicity	19
7.5	Confidential Information	19
7.6	Expenses	20
7.7	Bulk Sales	20
7.8	Timberline Software License	20

ARTICLE VIII	INDEMNIFICATION	20

8.1	Indemnification Obligations of Seller and Parent	20
8.2	Indemnification Obligations of Buyer	21
8.3	Notice of Claims	21
8.4	Procedure for Third Party Claims	21
8.5	Survival; Limitations	23

ARTICLE IX	MISCELLANEOUS	24

9.1	Entire Understanding	24
9.2	Severability; Joint Drafting	24
9.3	Waiver and Amendment	24
9.4	Headings	24
9.5	Governing Law; Dispute Resolution; Jury Trial Waiver	24
9.6	Notices	25
9.7	Assignment; No Third Party Beneficiaries	25
9.8	Specific Performance	25
9.9	Counterparts	26

INDEX OF EXHIBITS:

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Employee Services Agreement

INDEX OF DISCLOSURE SCHEDULES:

Schedule 2.2(b)	Assumed Contracts
Schedule 2.3(g)	Certain Excluded Assets
Schedule 2.4(b)	Assumed Liabilities
Schedule 3.2	Purchase Price Adjustment
Schedule 3.3	Purchase Price Allocation
Schedule 5.4	Approvals
Schedule 5.5	Financial Statements
Schedule 5.7	Legal Proceedings
Schedule 5.8(a)	Compliance with Applicable Laws
Schedule 5.8(b)	Permits
Schedule 5.9	Condition of Assets
Schedule 5.10(a)	Material Contracts
Schedule 5.10(d)	Leases
Schedule 5.11(a)	IP
Schedule 5.11(b)	Seller’s Rights to IP
Schedule 5.12(a)	Seller Insurance Policies
Schedule 5.13(a)	Employees and Independent Contractors
Schedule 5.13(d)	Plans

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Schedule 5.17	Hazardous Substances
Schedule 7.2(a)	Transferred Employees

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 3, 2008 (the “Effective Date”) among PW STEPHENS, INC., a California corporation (“Seller”), Home Solutions of America, Inc., a Delaware corporation (“Parent”), and P.W. STEPHENS ENVIRONMENTAL, INC., a Delaware corporation (“Buyer”). Seller, Parent and Buyer are sometimes referred to herein interchangeably and collectively, as context requires, as a “Party” or the “Parties.”
WHEREAS, the Parties desire to enter into this Agreement pursuant to which Seller proposes to sell to Buyer, and Buyer proposes to purchase from Seller, substantially all of the assets used or held for use by Seller in the conduct of the Business (as defined below), and Buyer proposes to assume certain liabilities of Seller with respect to the Business; and
WHEREAS, the Parties desire to make and enter into certain representations, warranties and covenants in connection with the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, and covenants set forth herein, intending to be legally bound, the Parties agree as follows:
ARTICLE I DEFINITIONS; INTERPRETATION.
1.1 Definitions. These terms shall, for all purposes of this Agreement, have the following meaning:
     (a) “Action” means any action, claim, proceeding, arbitration, suit, investigation or regulatory inquiry or survey (whether civil, criminal, administrative or judicial), or any appeal therefrom (including any claim, audit, litigation, administrative proceeding or arbitration against any Person involving any matter related to employment including, but not limited to, claims of discrimination, claims of unpaid wages, claims of wrongful discharge, claims of unfair labor practices, workers’ compensation claims, and claims related to occupational safety and health law).
     (b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.
     (c) “Approval” means any approval, authorization, consent, license, franchise, order, registration or permit of or by, filing with, or notice to, any Person.
     (d) “Business” means the business, as conducted by Seller as of the date hereof.
     (e) “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized or required by Law to close in Baltimore, Maryland.
     (f) “Closing Payment” means Five Million Dollars ($5,000,000) subject to adjustment as set forth in Section 3.2.
     (g) “Code” means the Internal Revenue Code of 1986, as amended.
     (h) “Confidential Information” means any confidential or proprietary non-public information concerning the Business that is known by Parent or Seller, but does not include information that is or becomes (through no improper action or inaction, including a breach of this Agreement, by Parent or Seller) generally available to the public after the date hereof.

     (i) “Contract” means any written or oral agreement, arrangement, lease, mortgage, contract, note, power of attorney, insurance policy covenant, understanding, commitment or instrument.
     (j) “Conveyance Documents” means, interchangeably and collectively as the context requires, the Bill of Sale, the Seller Closing Certificate, the Buyer Closing Certificate, and all other documents executed and delivered by Seller and Buyer at the Closing for the purpose of evidencing the transactions contemplated hereby.
     (k) “Damages” means any loss, Liability, diminution of value, fine, penalty, judgment, award, cost or expense (including, without limitation, reasonable attorneys’ fees or any other reasonable out-of-pocket expenses incurred in connection with any Action) or damage.
     (l) “DeLage Lease” means that certain Equipment Lease, dated as of February 28, 2005, by and between De Lage Landen Financial Services, Inc. and the Seller.
     (m) “Employees” means individuals employed in connection with the Business (including those who are actively employed or on leave, disability or other absence from employment, and including officers and directors).
     (n) “Environmental Law” shall mean any federal, state or local laws, statute, ordinance or regulation pertaining to health, industrial hygiene, natural resources, or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq. (“CERCLA”) and the Resource Conservation and Recovery Act of 1978, as amended, 42 U.S.C. Section 6901, et. seq.(“RCRA”).
     (o) “Enterprise Fleet Lease” means that certain Master Equity Lease Agreement, dated as of May 1, 1999, by and between Enterprise Fleet Services and Seller.
     (p) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (q) “GAAP” means United States generally accepted accounting principles consistently applied.
     (r) “Government Entity” means any federal, state, local or foreign government, court, agency (administrative, arbitrative, regulatory or otherwise), commission, department or other authority or instrumentality.
     (s) “Hazardous Substance” shall mean:
          (i) Those substances within the definitions of “hazardous substances” in CERCLA, or “hazardous wastes” or “solid waste” in RCRA, or the regulations promulgated pursuant to said laws;
          (ii) Those substances listed as a “hazardous material” by the United States Department of Transportation or as “hazardous substances” by the Environmental Protection Agency; and
          (iii) Oil, petroleum, or any other substances, materials and wastes which are listed, classified, defined, or regulated under the Environmental Laws.
     (t) “Highest Management Authority” means, with respect to any entity, (i) the Person or group of Persons (as the case may be) who are elected or appointed by the owner(s) of such entity to manage the business and affairs of such entity (by way of example, but not in limitation, the board of directors of a corporation), including all committees thereof; or (ii) if there is no Person or group of Persons within the scope of the preceding clause (i), the owner(s) of such entity (by way of example, but not in limitation, the members of a member-managed limited liability company).
     (u) “Indemnified Party” means any Person entitled to indemnification pursuant to Article VIII.
     (v) “Indemnifying Party” means any Person required to indemnify an Indemnified Party pursuant to Article VIII.
     (w) “Independent Contractors” means individuals engaged as independent contractors in connection with the Business.
     (x) “IP” means, interchangeably and collectively as context requires, the following: (i) copyrights; (ii) patents and invention disclosures, including continuations, divisionals, continuations-in-part, renewals and reissues; (iii) trademarks, service marks, trade names, trade dress, designs, logos, emblems, signs or insignia, slogans, and other similar designations of source or origin, together with all goodwill symbolized by the foregoing; (iv) copyrights and copyrightable material; (v) trade secrets and other confidential information, know-how, customer lists, prospect lists, business plans, inventions, proprietary processes, formulae, algorithms, models and methodologies; (vi) rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of natural Persons; (vii) all rights with respect to computer programs, computer program code, the algorithms underlying any computer program, data and databases, to the extent not otherwise embodied in the foregoing clauses (i)-(vii); (viii) all rights with respect to domain names, internet protocol addresses, software code signing certificates, secure socket layer certificates and telephone numbers, to the extent not otherwise embodied in the foregoing clauses (i)-(viii); (ix) all moral rights and/or rights of attribution and/or integrity in any of the foregoing; (x) registrations and applications for any of the foregoing; and (xi) the right to sue for past infringement of any of the foregoing.
     (y) “Laws” means all federal, state, local or foreign laws (including common law), codes, statutes, ordinances, orders, judgments, arbitration awards, decrees, administrative or judicial promulgations, injunctions, determinations, rules, regulations, Permits of, and agreements with, all Governmental Entities, including, to the extent applicable, any of the foregoing regarding (i) human health and safety; (ii) soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource; or (iii) any hazardous substances, oils, pollutants, contaminants, chemicals, materials or wastes, including medical and other biohazardous waste, and/or the disposal thereof.
     (z) “Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due.
     (aa) “Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions, leases, possessory rights, options, rights of first refusal, covenants, easements, title and survey matters and any other encumbrance, right or interest of any kind or character, whether vested or contingent, including any (i) interest of joint tenants, tenants in common and tenants by the entirety; (ii) community or other marital property interest; or (iii) interests arising from any divorce decree, separation agreement, prenuptial agreement or other similar domestic relations order or agreement.

     (bb) “Material Adverse Effect” means (i) a material adverse effect on the condition (financial or otherwise), operating results, operations, assets or properties of the Business taken as a whole, or (ii) a material adverse effect on the ability of Seller or Parent to consummate the transactions contemplated by this Agreement, other than, in either case, an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (a) the effect of any economic, financial or market change that generally affects the industry in which the Business operates; (b) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (c) the effect of any changes in applicable Laws or accounting rules; or (d) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.
     (cc) “Ordinary Course” means the ordinary course of the Business, consistent with past practice in nature, scope and magnitude.
     (dd) “Organizational Documents” means, (i) with respect to a corporation, the corporation’s articles or certificate of incorporation and bylaws; or (ii) with respect to a limited liability company, the limited liability company’s articles or certificate of organization or formation and operating agreement; and (iii) all amendments and supplements to any of the foregoing.
     (ee) “Permits” means all Approvals, permits (including environmental, construction and operation permits), certificates, exemptions, classifications, registrations and other similar documents, rights and authorizations issued by any Government Entity (but not including patents, copyrights and trademarks).
     (ff) “Permitted Liens” means: (i) liens imposed by Law for Taxes, assessments or charges or claims by Governmental Entities that are not yet due or are being properly contested (provided such contest tolls collection of such taxes and the lien thereof and provided that reasonably acceptable reserves are being maintained); (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like liens imposed by Law or contract, arising in the Ordinary Course and securing obligations that are not due and payable; (iii), solely with respect to personal property, pledges and deposits made in the Ordinary Course in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations; and (iv), solely with respect to personal property, deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the Ordinary Course.
     (gg) “Person” means an individual, a sole proprietorship, a partnership, a corporation, an association, an institution, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a Government Entity or any other legal entity.
     (hh) “Plans” means, interchangeably and collectively as context requires, all deferred compensation and incentive compensation, stock purchase, stock option and other equity compensation plans, programs, Contracts or arrangements; all severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plans, funds or programs (within the meaning of section 3(1) of ERISA); all profit-sharing, stock bonus or other “pension” plans, funds or programs (within the meaning of section 3(2) of ERISA); all employment, termination or severance Contracts; and all other employee benefit plans, funds, programs or Contracts, in each case that is sponsored, maintained or contributed to or required to be contributed to by Seller or either Subsidiary for the benefit of any current or former Employees.

     (ii) “Retained Employees” means Employees and who are not Transferred Employees.
     (jj) “Seller Receivables” means all accounts receivable, other rights to payment from customers, and notes receivable of Seller, and the full benefit of all security for all of the foregoing, and all claims, remedies and other rights related to all of the foregoing.
     (kk) “Seller’s Knowledge” means all facts actually known, or with reasonable investigation would have been known, by Frank Fradella and the executive officers of the Parent.
     (ll) “Subsidiaries” means Ronnie Tassin Enterprises, Inc., a California corporation, d/b/a “Marble Man Stone Shapers,” and Fiber-Seal of Los Angeles, Inc., a California corporation.
     (mm) “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind imposed by any Government Entity, whether disputed or not, and any charges, interest or penalties imposed or that may be imposed thereon by any Government Entity.
     (nn) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
1.2 Terms Defined Elsewhere. In addition to the terms defined in Section 1.1, each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Annual Financials	5.5(a)
Assets	2.2
Assumed Contracts	2.2(b)
Assumed Liabilities	2.4
Basket Amount	8.5(c)
Bill of Sale	4.2(a)(i)
Buyer	Preamble
Buyer Parties	8.1
Buyer Closing Certificate	4.2(b)(vii)
Claim Notice	8.3
Claims Period	8.5(a)
Closing	4.1
Closing Date	2.1
De Minimis Investment	5.16(a)
Effective Date	Preamble
Employee Services Agreement	4.2(a)(ii)
Excluded Assets	2.3
Excluded Contracts	2.5(c)
Excluded Liabilities	2.5
Financial Statements	5.5(a)
HSRL Loan	4.2(a)(x)
Interim Balance Sheet	5.5(a)

Term	Section
Interim Financials	5.5(a)
License Agreements	5.10(a)(x)
Lien Releases	4.2(a)(x)
Material Contracts	5.10(a)
Parent	Preamble
Parent Stockholder Claim	8.1(d)
Parties	Preamble
Payoff Letters	4.2(a)(ix)
Purchase Price	3.1
Related Party	5.16(a)
Response Period	8.4(a)
Seller	Preamble
Seller Insurance Policies	5.12(a)
Seller Parties	8.2
Seller Closing Certificate	4.2(a)(iv)
Third Party Action	8.4(a)
Third Party Action Notice	8.4(a)
Transferred IP	2.2(c)
Transferred Employees	7.2(a)
1.3 Interpretation. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days,” if not capitalized, mean and refer to calendar day(s), and (f) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to any document, instrument or agreement (including this Agreement) (A) includes and incorporates all schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time. Unless otherwise specified, (x) all Article, Section and Schedule references herein are to Articles, Sections and Schedules of this Agreement; (y) all accounting terms not defined in this Agreement shall be construed in accordance with GAAP; and (z) the terms “financing statement” and “termination statement” shall have the meanings assigned thereto in Article 9 of the Uniform Commercial Code.
ARTICLE II THE ASSET PURCHASE.
2.1 Agreement to Purchase and Sell. Subject to the terms, conditions and other provisions of this Agreement, at the Closing, Seller is granting, selling, assigning, transferring and delivering to Buyer, and Buyer is purchasing from Seller, all right, title and interest of Seller in and to all of the Assets (as hereinafter defined), free and clear of all Liens except for Permitted Liens, and Buyer is assuming only the Assumed Liabilities. The date of the Closing is referred to as the “Closing Date.”
2.2 Assets. Except as otherwise expressly set forth in Section 2.3, the term “Assets” shall mean all the assets, properties and rights of Seller used, or held for use, in the Business, including, without limitation:

     (a) all furnishings, furniture, supplies, tools, machinery, equipment, vehicles and other personal property and fixed assets that are owned by Seller and are used in the Business;
     (b) the Contracts listed on Schedule 2.2(b) (the “Assumed Contracts”);
     (c) all IP used or held for use in the Business, and all rights of Seller therein (the “Transferred IP”);
     (d) all goodwill of the Business;
     (e) all prepaid expenses of the Business;
     (f) all inventory of the Business;
     (g) all original books and records of the Business, including, to the extent permitted by applicable Law, all personnel records for Transferred Employees (after the termination of the Employee Services Agreement), but not including personnel records for any Retained Employees;
     (h) all Permits related to the Business, to the extent transferable to Buyer pursuant to applicable Law;
     (i) all cash and cash equivalents of Seller and all Seller Receivables;
     (j) the Enterprise Fleet Lease and the DeLage Lease;
     (k) The Seller’s rights under the HSRL Loan, unless Buyer waived the requirement of the HSRL Loan; and
     (l) 100% of the ownership interest in each Subsidiary.
2.3 Excluded Assets. Notwithstanding anything herein to the contrary, the Assets will not include the following assets, properties and rights of Seller (collectively, the “Excluded Assets”):
     (a) all insurance policies of Seller;
     (b) all Plans;
     (c) all Permits that Seller is prohibited by applicable Law from transferring to Buyer;
     (d) personnel records for Retained Employees and, to the extent Seller is prohibited by applicable Law from transferring such records to Buyer, for Transferred Employees;
     (e) the Organizational Documents of Seller and the minute books of Seller;
     (f) the rights that accrue to Seller under this Agreement and any other agreements between Seller and Buyer to be delivered pursuant to this Agreement; and
     (g) the assets, properties and/or rights listed on Schedule 2.3(g).
2.4 Assumed Liabilities. In connection with the purchase by Buyer of the Assets, at and effective as of the Closing, Buyer is assuming the following Liabilities relating to the Business (collectively, the “Assumed Liabilities”), and no other Liabilities:

     (a) Liabilities of Seller under the Assumed Contracts that are to be paid, performed or discharged by such Seller after the Closing;
     (b) the accounts payable and accrued expenses listed on Schedule 2.4(b);
     (c) Liabilities under the Enterprise Fleet Lease and the DeLage Lease; and
     (d) Liabilities attributable to, or arising out of, the ownership of the Assets and the operation of the Business after the Closing.
2.5 Excluded Liabilities. Notwithstanding anything herein to the contrary, the Assumed Liabilities will not include, and in no event will Buyer assume, agree to pay, discharge or satisfy, or otherwise have any responsibility for, any Liability of Parent or Seller of any kind, whether known, unknown, contingent or otherwise other than those expressly described in Section 2.4 (collectively, the “Excluded Liabilities”), including all Liabilities of Seller of any kind:
     (a) for any Taxes of Parent, Seller or any Affiliate of Parent or Seller, including any payroll Taxes with respect to any Employee or Independent Contractor;
     (b) pertaining to any Excluded Asset;
     (c) under any Contract other than the Assumed Contracts (the “Excluded Contracts”);
     (d) arising out of or related to any Plan;
     (e) related to Retained Employees;
     (f) related to Transferred Employees to the extent such Liability is attributable to events or circumstances occurring or existing at or prior to the Closing;
     (g) under the Assumed Contracts arising prior to the Closing;
     (h) relating to any payables from Seller to Parent or any affiliate of Parent or Seller;
     (i) owed to any former employee, contractor, officer, director, owner, member, shareholder or partner of Seller, Parent or any of their Affiliate, including any Parent Stockholder Claims; or
     (j) without limiting any of the foregoing, otherwise attributable to or arising out of the ownership or operation of any Assets or the Business (including any liabilities owed to stockholders of the Seller) as of or prior to the Closing.
ARTICLE III CONSIDERATION.
3.1 Consideration. The consideration for the Assets (the “Purchase Price”) is (a) the Closing Payment (subject to adjustment in accordance with Section 3.2 below), and (b) the assumption of the Assumed Liabilities by Buyer.
3.2 Purchase Price Adjustment. The Closing Payment shall be adjusted on a dollar-for-dollar basis (a) upward, to the extent that Parent provided Seller cash for working capital purposes between May 31, 2008 and Closing; and (b) downward, to the extent that Seller provided cash to Parent between May 31, 2008 and Closing, to (i) to pay any liability of the Parent (ii) to pay liabilities of Seller to Parent or (iii) for any purpose other than the payment of liabilities of the Seller. One day prior to Closing, Parent and

Seller shall provide Buyer a statement (with reasonable supporting documentation) of the amounts contemplated by this Section 3.2, which statement shall, as of the Closing Date, become Schedule 3.2 to this Agreement.
3.3 Tax Allocation. The Purchase Price shall be allocated in accordance with Schedule 3.3, which shall be prepared by Buyer prior to Closing. The Parties agree to make consistent use of such allocation for all Tax purposes and in all filings with, and declarations and reports to, all Governmental Entities. In any Action relating to the determination of any Tax, no Party shall contest such allocation or assert that such allocation is not correct.
ARTICLE IV THE CLOSING.
4.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) is occurring simultaneously with the execution of this Agreement at the offices of Venable LLP in Baltimore, Maryland or, at the election of the Parties, the Closing may take place by facsimile or electronic mail delivery of closing documents.
4.2 Closing Deliveries. At the Closing:
     (a) Seller and Parent will deliver (executed as applicable) to Buyer:
(i)	possession of the Assets and a Bill of Sale, Assignment and Assumption Agreement from Seller in the form of Exhibit A (the “Bill of Sale”);

(ii)	Employee Services Agreement from Seller in the form of Exhibit B (the “Employee Services Agreement”);

(iii)	An opinion of counsel to Parent in a the form previously approved by Buyer;

(iv)	written certification by Parent and Seller that (A) the representations and warranties of Seller and Parent set forth in this Agreement are true and correct in all material respects (except that those representations and warranties that are limited by materiality are true and correct in all respects) as of the Effective Date (except where such representations or warranties are made expressly as of a specific date and then as of such date); and (B) Seller and Parent have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing (the “Seller and Parent Closing Certificate”);

(v)	a certificate of good standing issued by the appropriate state office with respect to Parent, Seller and the Subsidiaries within twenty (20) days prior to the Effective Date;

(vi)	a copy of the resolutions of Seller’s Highest Management Authority and owner(s) and resolutions of the Board of Directors of Parent approving this Agreement and the transactions contemplated hereby, all of which shall be certified by an authorized officer of Parent or Seller, as applicable;

(vii)	the approval of the lenders under the Credit Agreement dated on or about November 1, 2006, as amended, among Parent, Texas Capital Bank, National

Association, as Administrative Agent and a lender, the other lenders party thereto and certain other parties;

(viii)	a payoff letter executed by each creditor to whom Seller is indebted, or to whom Parent or any Affiliate of Seller or Parent is indebted in connection with the Business (collectively, the “Creditors”), (A) pursuant to which such creditor acknowledges and agrees as to the total payoff amount required to completely satisfy such indebtedness, and (B) containing wire transfer or other transmittal instructions for delivery of such payoff amount (the “Payoff Letters”);

(ix)	documents executed by each Creditor terminating and releasing all of the Creditor’s Liens on assets owned by Seller or otherwise used or held for use in the Business (the “Lien Releases”);

(x)	Evidence of a loan in the amount of $500,000 from Seller to Home Solutions Restoration of Louisiana, in a form reasonably acceptable to Buyer (the “HSRL Loan”); and

(xi)	such other documents as are required under this Agreement.
(b) Buyer is delivering (executed as applicable) to Seller:
(i)	by wire transfer of immediately available funds to a bank account in the United States specified in advance by Seller, the Closing Payment;

(ii)	the Employee Services Agreement;

(iii)	the Bill of Sale;

(iv)	[Reserved];

(v)	[Reserved];

(vi)	written certification by an authorized officer of Buyer that (A) the representations and warranties of Buyer set forth in this Agreement are true and correct in all material respects (except that those representations and warranties that are limited by materiality are true and correct in all respects) as of the Effective Date (except where such representations or warranties are made expressly as of a specific date and then as of such date); and (B) Buyer has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing (the “Buyer Closing Certificate”);

(vii)	a certificate of good standing issued by the appropriate state office with respect to Buyer within twenty (20) days prior to the Effective Date;

(viii)	a copy of the resolutions of Buyer’s Highest Management Authority approving this Agreement and the transactions contemplated hereby, which shall be certified by an authorized officer of Buyer; and

(ix)	such other documents as are required under this Agreement.

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT.
Seller and Parent jointly and severally represent and warrant to Buyer as follows:
5.1 Organization. Seller and each Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (b) has corporate power to carry on the Business to the extent it is now being conducted; (c) is not required to be qualified or licensed to do business in any jurisdiction (except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect), and Seller or the Subsidiary, as applicable, is so qualified or licensed in such jurisdictions; (d) has made available to Buyer true and complete copies of Seller’s and each Subsidiaries Organizational Documents, each as amended to date, which Organizational Documents are in full force and effect; and (e) is not in violation of any provision of its Organizational Documents. Seller has no subsidiaries or any direct or indirect ownership interest in any other Person other than the Subsidiaries. No Person other than Parent has any ownership interest in Seller. Parent (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; and (b) has made available to Buyer true and complete copies of Seller’s and each Subsidiaries Organizational Documents, each as amended to date, which Organizational Documents are in full force and effect.
5.2 Authorization. Seller and Parent each have the right, power and capacity to execute and deliver this Agreement, the Conveyance Documents and any other agreement entered into in connection with this Agreement to which it is a party, and to perform its respective obligations under this Agreement, the Conveyance Documents and any other agreement entered into in connection with this Agreement to which it is a party, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Conveyance Documents and any other agreement entered into in connection with this Agreement by Parent or Seller, and the performance by Parent or Seller of its respective obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized and approved by all necessary corporate action on the part of Parent or Seller, as applicable. This Agreement, the Conveyance Documents and any other agreement entered into in connection with this Agreement (a) has been duly executed and delivered by Seller and Parent, and (b) constitutes a valid and binding agreement of Seller and Parent, enforceable against Seller and Parent in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
5.3 Non-Contravention. Subject to receipt of the consents and approvals described in Schedule 5.4, neither the execution and delivery of this Agreement, the Conveyance Documents or any other agreement entered into in connection with this Agreement by Seller or Parent, nor the consummation of the transactions contemplated hereby or thereby, does or would, after the giving of notice or the lapse of time or both, (a) conflict with, result in a breach of, constitute a default under, or violate the Organizational Documents of Parent or Seller, or any Law applicable to Seller or Parent; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any rights or obligations under, create in any Person the right to accelerate any rights or obligations under or amend, modify, cancel or refuse to perform under, or require any notice under any Contract or other arrangement to which Seller or Parent is a party or by which Seller or any of Seller’s assets or properties, or Parent or his assets or properties, are bound, including, without limitation, any documents under which Parent, Seller or either Subsidiary has incurred, assumed or guaranteed any indebtedness for borrowed money unless such conflicts, violations, defaults, or creation of Liens or other rights, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or (c) result in the creation of, or give any Person the right to create, any Lien, other than Permitted Liens, or upon any right, property or asset of Seller or Parent, including any Asset.

5.4 No Consents. Except as otherwise set forth on Schedule 5.4, no Approval of any Government Entity or other Person is required in connection with the execution, delivery and consummation of this Agreement, or any other agreement entered into in connection with this Agreement, by Seller and Parent, except where the lack of such Approvals would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. For avoidance of doubt, Schedule 5.4 includes a complete and accurate list of all Approvals required to assign the Assumed Contracts to Buyer.
5.5 Financial Matters. Attached hereto as Schedule 5.5 is a copy of (a) the unaudited balance sheet and the related unaudited statements of income, cash flows and stockholders’ equity of Seller as of and for the twelve (12) month periods ended December 31, 2006 and 2007 (collectively, the “Annual Financials”); and (b) the unaudited, internally prepared balance sheet (the “Interim Balance Sheet”) and related unaudited, internally prepared statements of income and cash flows of Seller as of and for the five (5) month period ended May 31, 2008 (the “Interim Financials” and, together with the Annual Financials, the “Financial Statements”). Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of Seller as of the date of such balance sheet, and each of the statements of income and statements of cash flows included in the Financial Statements (including any related schedules) fairly presents in all material respects the results of operations of Seller for the periods set forth therein, in each case in accordance with GAAP. Seller has no Liability except for Liabilities (y) reflected or reserved in the Interim Balance Sheet, and (z) incurred in the Ordinary Course since the date of the Interim Balance Sheet. No inventory (raw materials, work in process, finished goods or otherwise) is held by Seller or otherwise held in connection with the Business.
5.6 Tax Matters.
     (a) Seller has (i) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Entities all Tax Returns required to be filed by it, and all such Tax Returns are complete and accurate; and (ii) timely paid all Taxes due from such Seller (whether or not set forth on any Tax Return). To Seller’s Knowledge, no federal, state, local or foreign audits, review, or other Actions exist with regard to any Taxes or Tax Returns of Seller, and Seller has not received any notice of any such audit, review or other Action.
     (b) The individual signing this Agreement on behalf of Seller (i) certifies on behalf of Seller, pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), that Seller is not, and within the five-year period ending on the Effective Date was not, a U.S. real property holding corporation, as defined in Section 897 of the Code, and that no equity security of Seller, option, right or warrant to acquire any equity security of Seller, or security or instrument convertible into or exchangeable for any equity security of Seller is a U.S. real property interest within the meaning of Section 897(c)(1) of the Code; (ii) declares, under penalties of perjury, that he/she has examined the certification in Section 5.6(b)(i) and declares that such certification is true, correct and complete to the best of his/her knowledge and belief; and (iii) further declares that he/she has authority to make such certification on behalf of Seller.
5.7 Legal Proceedings. Except as set forth on Schedule 5.7, there are no Actions pending or, to Seller’s Knowledge, threatened against, relating to or involving Seller or either Subsidiary, any Asset or the Business. There are no actual or, to Seller’s Knowledge, threatened Actions that present a claim to restrain or prohibit the transactions contemplated herein. There are no unsatisfied judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or affecting Seller, either Subsidiary, any Asset or the Business.
5.8 Compliance with Laws; Permits.

     (a) Except as set forth on Schedule 5.8, Seller has conducted and is conducting the Business in compliance with all applicable Laws. Seller has not received any written or, to Seller’s Knowledge, oral notification that has not lapsed or been withdrawn by any Government Entity (i) asserting a violation by Seller or the Business of any Law, (ii) threatening to revoke any Permit applicable to Seller, any of the Assets or the conduct of the Business, or (iii) restricting or limiting the operations of the Business.
     (b) Schedule 5.8(b) lists all Permits required for the operation of the Business. Seller has obtained and maintained, an is in compliance with, all such Permits, which are all in full force and effect.
5.9 Title to, Condition of, and Sufficiency of, Assets. Seller is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good and marketable title to all of the Assets, free and clear of any and all Liens, other than Permitted Liens. Except as set forth on Schedule 5.9, the Assets are (a) in good operating condition and repair, and are adequate for the uses to which they are being put, normal wear and tear excepted; and (b) all of the assets required for the operation of the Business as it is presently conducted.
5.10 Material Contracts.
     (a) Schedule 5.10(a) sets forth, as of the date hereof, a complete and accurate list of all Contracts of the following types (i) to which Seller (or Parent if expressly so stated), or either Subsidiary, is a party, (ii) by which any of the Assets are bound, or which otherwise relate to the Business (the contracts listed below in this Section 5.10(a) are collectively called the “Material Contracts”):
(i)	Contracts involving an investment by Seller or either Subsidiary in any Person, including any partnership, limited liability company or joint venture;

(ii)	Contracts under which Seller or either Subsidiary has incurred, assumed or guaranteed any indebtedness for borrowed money;

(iii)	Contracts with Employees and Contracts with Independent Contractors;

(iv)	Contracts under which Seller or either Subsidiary has agreed to indemnify any Person;

(v)	Contracts under which Seller, Parent or either Subsidiary have outsourced any aspect of the Business;

(vi)	Contracts containing any “change of control” provision with respect to Seller or either Subsidiary;

(vii)	sales agency and/or marketing Contracts;

(viii)	Contracts by Parent, Seller or either Subsidiary involving non-competition or any other restriction with respect to the geographical area, scope or type of operations of the Business;

(ix)	Contracts by Parent, Seller or either Subsidiary under which any revenue, profit or income of the Business is required to be, or may be, shared with any third Person;

(x)	Contracts (including, without limitation, any outstanding decrees, orders, judgments, settlement agreements or stipulations) pursuant to which Parent, Seller or either Subsidiary is granted, or grants to any other Person, any rights in any IP (the “License Agreements”);

(xi)	Contracts that involve aggregate payments in excess of Five Thousand Dollars ($5,000) per annum; and

(xii)	to the extent not described elsewhere in this Section 5.10(c), Contracts by Parent, Seller or either Subsidiary that are material to the Business or the financial position or results of operations of Seller.
     (b) Seller has delivered a complete and accurate copy of each Material Contract to Buyer.
     (c) Each Material Contract is in full force and effect and is legal, valid, binding and enforceable against Parent, Seller or the applicable Subsidiary, as applicable, and, to Seller’s Knowledge, all other parties thereto in accordance with its terms. There does not exist under any Material Contract, or any contract pursuant to which the Parent has incurred, assumed or guaranteed any indebtedness for borrowed money on a secured basis, any default or condition or event that, after notice or lapse of time or both, would constitute a material default on the part of Parent, Seller or either Subsidiary, or to Seller’s Knowledge, on the part of any other party to such Material Contract. None of Seller or either Subsidiary is a party to any Contract pursuant to which a current or former Employee or Independent Contractor is, or could reasonably be, entitled to indemnification by Parent, Seller or the Subsidiaries.
     (d) Except as set forth on Schedule 5.10(d), neither Seller or the Subsidiaries is a party to, and Assets are bound by, any lease of personal property or lease, sublease or license of real property.
5.11 Intellectual Property. Schedule 5.11(a) sets forth a complete and correct list of all IP owned by Parent, Seller or the Subsidiaries used or held for use in the Business, identifying for each, as applicable, the serial number, registration number or application number. Except as set forth on Schedule 5.11(b), the Transferred IP has been duly maintained, is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned. To Seller’s Knowledge, neither any of the Assets nor the conduct of the Business infringes, violates, dilutes, or interferes with, any IP rights of any Person. Seller has not brought or threatened a claim against any Person alleging infringement, violation, misappropriation, or dilution of, or interference with, any IP. No trade secrets included in the Transferred IP have been disclosed to any third Person other than pursuant to a written non-disclosure agreement, and no third Person that is a party to any such agreement with Seller is in breach or default thereof. Parent has no right, title or interest in or to any of the Transferred IP.
5.12 Insurance.
     (a) Schedule 5.12(a) sets forth a true and complete list of all insurance policies and binders maintained by or for the benefit of Seller or any of Seller’s directors, agents, Employees or Independent Contractors in their capacity as such (collectively, the “Seller Insurance Policies”). Seller has made available to Buyer complete and accurate copies of all Seller Insurance Policies. All Seller Insurance Policies are in full force and effect and no premiums due and payable thereon are delinquent, and Seller has complied, and is in compliance with, the provisions of the Seller Insurance Policies. There are no pending claims by Seller against a Seller Insurance Policy as to which the applicable insurer has denied liability. There are no pending claims against Seller Insurance Policy that have not been properly and timely submitted by Seller pursuant to the terms and conditions of the applicable Seller Insurance Policy.

     (b) Seller has obtained a professional liability insurance policy covering Seller, Parent and the Employees for a period of no less than three (3) years after the Effective Date (the “Tail Policy”), which policy is in full force and effect as of the Closing.
5.13 Employment, Labor and Benefits Matters.
     (a) Schedule 5.13(a) sets forth a true and complete list of all Employees and Independent Contractors employed or engaged as of the Effective Date, and also sets forth, for each Employee listed thereon, (i) the Employee’s base annual salary or base hourly pay rate, as the case may be, as of the Business Day immediately preceding the Effective Date; (ii) all changes in the Employee’s base annual salary or base hourly pay rate during 2007 and 2008; (iii) the amount of salary or hourly pay, as the case may be, and any other wages (as “wages” is defined in Section 3401 of the Code) actually paid to such Employee since December 31, 2006; (iv) the amount of any bonus paid, promised to be paid, or which the Employee is eligible to be paid, in each case in or with respect to 2007 and 2008; (v) the Employee’s start date; and (vi) the Employee’s termination date, if applicable.
     (b) To Seller’s Knowledge, Seller or either Subsidiary, as applicable, has at all times properly classified Employees and Independent Contractors as employees or independent contractors, as appropriate. Seller or either Subsidiary, as applicable, has at all times properly classified Employees as exempt or non-exempt for purposes of the Fair Labor Standards Act. To Seller’s Knowledge, all employment terminations effectuated by Seller or either Subsidiary, as applicable, including, but not limited to, layoffs, were effectuated in compliance, in all material respects, with all laws, statutes, regulations or ordinances governing employment or separation from employment including, but not limited to, the Age Discrimination In Employment Act, Title VII of the Civil Rights Acts of 1964 and 1991 as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Act, and ERISA.
     (c) To Seller’s Knowledge, no workers’ compensation claim has been filed by any Employee or Independent Contractor since December 31, 2006.
     (d) Schedule 5.13(d) contains a true and complete list of all Plans. No Seller or Subsidiary has a commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any current or former Employees. None of the Plans is a “multiemployer plan,” as such term is defined in section 3(37) of ERISA, nor is any Plan subject to section 302 or Title IV of ERISA or section 412 of the Code. Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. There are no pending or, to Seller’s Knowledge, threatened or anticipated claims by or on behalf of any Plan, by any Employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits) for the benefit of any current or former Employee or director. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Employee.
5.14 Absence of Changes. Since March 31, 2008, Seller and each Subsidiary has conducted the Business in the Ordinary Course, and there has not been any event, occurrence or development which, individually or in the aggregate, was, or could reasonably be expected to, have a Material Adverse Effect.

5.15 No Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, Parent or any Affiliate of Seller or Parent who is or will be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
5.16 Related Party Transactions; No Improper Payments.
     (a) Neither Parent or any Affiliate of Parent, nor any officer or director of Parent, Seller or either Subsidiary or any Affiliate of any such officer or director (each, a “Related Party”) is currently indebted to Seller or either Subsidiary, nor is Seller or either Subsidiary indebted (or committed to make loans or extend credit) to, or guarantees (or is committed to guarantee) any indebtedness of, any Related Party; and (ii) to Seller’s Knowledge, no Related Party has any direct or indirect ownership interest in any Person with which Seller has a business relationship; provided, however, that the foregoing representation in this Section 5.16(a)(ii) shall not apply in cases where a Related Party owns equity securities of a publicly-traded company, which ownership constitutes less than one percent (1%) of the outstanding equity securities of such publicly traded company (a “De Minimis Investment”).
     (b) None of Parent, Seller, either Subsidiary or, to Seller’s Knowledge, any other Person involved in or engaged in connection with the Business has made, directly or indirectly, or otherwise caused to be made on its behalf, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or transfer of any thing of value to any Person, private or public, (i) to obtain or retain any business, favorable treatment or special concessions; or (ii) in violation of the United States Foreign Corrupt Practices Act.
5.17 Hazardous Substances. Except as otherwise disclosed in Schedule 5.17, none of Seller or either Subsidiary is in violation of, liable under, or subject to any existing, pending or threatened investigation by any Government Entity under the Environmental Laws relating to the Business or the Assets. None of Seller or either Subsidiary is required by any of the Environmental Laws to obtain any permit or license to construct, operate or use any improvements, fixtures or equipment or to operate the Business as it is currently conducted; and all of the Assets have been upgraded as required by the Environmental Laws. The Seller and each Subsidiary has not and will not own, generate, manufacture, handle, use, store, treat, release or dispose of any Hazardous Substance on or into the environment, except in accordance with Environmental Laws and in a manner that will not result in any liability to the Buyer. No Hazardous Substance has been released into the environment (including the air, ground water, surface water, sediments, soils or any sources) at, on, under, or from real property, in a manner that could result in liability to the Buyer.
5.18 Disclosure. No representation or warranty or other statement made by Parent or Seller in this Agreement or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
5.19 Solvency. Each of Parent and Seller is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due in the usual course of business, now owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its debts as they become due in the usual course of business, and will not be rendered insolvent by the execution, delivery or performance of this Agreement or by the completion of the transactions contemplated hereunder.
5.20 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V (as modified by the disclosure schedules to this Agreement), neither Seller,

Parent, either Subsidiary nor any other Person makes any express or implied representation or warranty (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) with respect to Seller, Parent, either Subsidiary, the Business, the Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and each of Seller and Parent expressly disclaims any other representations or warranties, whether made by Seller, Parent, either Subsidiary, any Affiliate thereof or any of their respective officers, directors, employees, agents or representatives.
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER.
Buyer represents and warrants to Seller and Parent as follows:
6.1 Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Organizational Documents of Buyer are in full force and effect, and Buyer is not in violation of any provision of its Organizational Documents.
6.2 Authority. Buyer has the right, power and capacity to execute and deliver this Agreement, the Conveyance Documents and any other agreement entered into in connection with this Agreement to which it is a party, and to perform its obligations under this Agreement, the Conveyance Documents and any other agreement entered into in connection with this Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Conveyance Documents and any other agreement entered into in connection with this Agreement by Buyer, and the performance by Buyer of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement, the Conveyance Documents and any other agreement entered into in connection with this Agreement have been duly executed and delivered by Buyer, and each constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
6.3 Non-Contravention. Neither the execution and delivery of this Agreement, the Conveyance Documents or any other agreement entered into in connection with this Agreement by Buyer, nor the consummation of the transactions contemplated hereby or thereby, does or would, after the giving of notice or the lapse of time or both, conflict with, result in a breach of, constitute a default under, or violate the Organizational Documents of Buyer or any Law applicable to Buyer.
6.4 No Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
6.5 Disclosure. No representation or warranty or other statement made by Buyer in this Agreement or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
6.6 Independent Investigation. Buyer acknowledges that it has conducted to its satisfaction its own independent investigation of the Business. To Buyer’s knowledge, Buyer has had full access to Seller’s, Parent’s and each Subsidiary’s officers, directors, employees, records and facilities to the extent Buyer has deemed necessary to enable Buyer to fully evaluate the merits and risks of consummating the transactions contemplated hereby. As of the date hereof, Buyer is not aware of any breach by Seller and Parent of any of the representations and warranties set forth in Article V.
6.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, neither Buyer nor any other Person makes any express or implied representation or warranty with respect to Buyer or the transactions contemplated by this Agreement, and Buyer disclaims any other representations or warranties, whether made by the Buyer, any Affiliate of Buyer or any of their respective officers, directors, employees, agents or representatives.
ARTICLE VII ADDITIONAL COVENANTS.
7.1 Further Assurances; Post-Closing Cooperation.
     (a) From and after the Effective Date, from time to time and without further consideration, each Party will execute and deliver such instruments and take such other commercially reasonable action reasonably requested by one or more of the other Parties in order to effect the transactions contemplated by this Agreement, including all steps necessary to obtain the consents contemplated by Schedule 5.4 which were not obtained prior to Closing. Each of the Parties agrees to use commercially reasonable best efforts to cause all conditions to closing for which such Party is responsible to be satisfied as promptly as reasonably practicable after the Effective Date.
     (b) Following the Closing, unless otherwise prohibited by Law, each Party will afford each other Party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party in connection with (i) the preparation of Tax Returns, (ii) compliance with the requirements of any Government Entity, (iii) any actual or threatened legal action, or (iv) for any other legitimate or proper business purpose. No Party shall be entitled to charge any other Party for the cost of providing copies of any books and records to such other Party.
     (c) If any Creditor fails to file or send a termination statement with respect to any financing statement relating to the subject matter of any Lien Release, Seller shall, upon Buyer’s request, promptly file such termination statement with the applicable Government Entity(ies) at Seller’s expense.
7.2 Employees.
     (a) Buyer will, during the term of the Employee Services Agreement, make conditional offers of employment to the Employees listed on Schedule 7.2(a) (the “Transferred Employees”). Until the date upon which the Transferred Employees are actually transferred to Buyer, Buyer will lease the services of the Transferred Employees from Seller pursuant to the terms set forth in the Employee Services Agreement. Effective upon the termination of the Employee Services Agreement, Seller will terminate the employment of all Transferred Employees.
     (b) Nothing in this Section 7.2, express or implied, shall confer upon any Transferred Employees, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Except as set forth in this Section 7.2, nothing herein shall be construed to prevent Buyer from terminating or modifying to any extent or in any respect any benefit plan that the Buyer may establish or maintain.

     (c) As of termination of the Employee Services Agreement, unless otherwise agreed to in writing by Buyer, all Transferred Employees shall cease participation in all Plans, except with respect to benefits accrued as of, or claims incurred on or prior to, such time. Seller shall provide all Transferred Employees with full vesting of any award or benefit under any Plan where such vesting was otherwise conditioned upon the future performance of services with Seller, including under any Plan that is intended to be tax-qualified under section 401(a) of the Code and under any related non-qualified plan.
     (d) With respect to claims by Transferred Employees and their beneficiaries and dependents for workers compensation or for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA), (i) Seller shall assume and be responsible for such claims that are incurred on or prior to the termination of the Employee Services Agreement; and (ii) Buyer shall assume and be responsible for such claims that are incurred after the termination of the Employee Services Agreement to the extent provided in the Employee Services Agreement or pursuant to employee benefit plans established by Buyer. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose; provided that claims relating to a hospital confinement that commences on or prior to the termination of the Employee Services Agreement but continuing thereafter shall be treated as incurred on or prior to the termination of the Employee Services Agreement. A disability or workers compensation claim shall be considered incurred on or prior to the termination of the Employee Services Agreement if the injury or condition giving rise to the claim occurred on or prior to the termination of the Employee Services Agreement.
     (e) Seller shall be responsible for satisfying any and all obligations and liabilities under the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Sections 701 through 706 of ERISA and applicable state Law to provide continuation coverage to or with respect to all employees or former employees of Seller and their beneficiaries as a result of any “qualifying event,” defined in Sections 701 through 706 of ERISA, occurring prior to the termination of the Employee Services Agreement or as a result of the transactions contemplated by this Agreement.
7.3 Transfer Taxes. All national, federal, state, provincial or local transfer taxes in any country, including excise, sales, use, value added, real property transfer, stamp, documentary, filing, recordation, notarial and other similar taxes and fees that may be imposed or assessed as a result of the transactions contemplated by this Agreement (if any), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties shall be paid by Seller.
7.4 Publicity. A Party may only issue a press release or make a public statement concerning this Agreement and the transactions contemplated hereby if such press release or public statement is made in form and substance, and at a time, to which all other Parties have consented after good faith consultation; provided, that prior to the issuance of a press release, no Party hereto shall make any public disclosure of such transaction or publicly disclose the existence of and/or particulars of any negotiations related thereto, including, but not limited to, the terms, conditions, consideration to be paid or other facts related to this Agreement and the related transactions, except to the extent that public disclosure is required by applicable Law, in which case, to the extent practicable, the Parties will use their reasonable best efforts to reach mutual agreement on disclosure language prior to making such disclosure.
7.5 Confidential Information. Parent and Seller (a) will keep all Confidential Information confidential and will not (except as it believes is required, after consultation with outside counsel, by applicable Law), without Buyer’s prior written consent, disclose any such Confidential Information in any manner whatsoever in violation hereof, and (b) will not use any Confidential Information in any manner; provided, however, that the Parent or Seller may reveal Confidential Information to its representatives who need to know such Confidential Information for purposes not prohibited by this Section 7.5 and who are informed of the confidential nature of the Confidential Information.
7.6 Expenses. Except as otherwise set forth in this Agreement, the Parties shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, the fees and expenses of their own agents, representatives, financial advisors, accountants, appraisers and counsel.
7.7 Bulk Sales. Buyer and Seller waive compliance, to the extent applicable to the transaction contemplated hereby, of all “bulk sales” or similar Laws of all jurisdictions.
7.8 Timberline Software License. Parent and Seller shall provide Buyer access for a period of 150 days from the date hereof to the software that is related to the Software License Agreement between Timberline and the Parent, and, after such 150-day period, Parent and Seller shall permit, and shall instruct Timberline to permit, Buyer access to the data that relates to any portion of the Sellers’ Business that is contained within the software program to download such data into any software program of Buyer.
7.9 Contractors License To the extent permitted by the relevant Government Entity, Buyer and Subsidiaries shall have the right to use Seller’s Class C-2 license number 761207 and asbestos certification issued by the State of California Contractors State License Board, which is in good standing, until Buyer, using commercially reasonable efforts, is able to secure its own license. In furtherance of the foregoing, Seller agrees to authorize, allow and joint venture with Buyer for any and all uses of that license, including granting the right to Buyer to use Seller’s name. Seller agrees to use their reasonable best efforts in assisting or any action necessary required by the Contractors License Board regarding the obtaining of a license by Buyer. In furtherance of the foregoing, each Party will execute and deliver such documents as are reasonably necessary to effect the use of the license.
7.10 Bankruptcy. For a period of 90 days after the Closing, Seller shall not allow itself to become insolvent; or make an assignment for the benefit of creditors or admit in writing its inability to pay its debts as they mature; or consent to or acquiesce in the appointment of a trustee or receiver for Seller or any property thereof; or permit any bankruptcy reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law to be instituted by or against it; or consent to any involuntary petition filed pursuant to or purporting to be pursuant to any bankruptcy, reorganization or insolvency law of any jurisdiction; or be adjudicated bankrupt, except in the case of the filing of such a proceeding by the Parent for itself and its subsidiaries.
ARTICLE VIII INDEMNIFICATION.
8.1 Indemnification Obligations of Seller and Parent. From and after the Closing Date, Seller and Parent shall, jointly and severally, in accordance with this Article VIII, indemnify, defend, protect and hold harmless Buyer and its assigns, successors and Affiliates (collectively, the “Buyer Parties”) from, against and in respect of all Actions asserted against, and all Damages asserted against or suffered, sustained, incurred or paid by, any Buyer Party in connection with, resulting from or arising out of:
     (a) the inaccuracy of any representation or the breach of any warranty of Seller or Parent set forth in this Agreement, the Conveyance Documents and any other agreement entered into in connection with this Agreement (in each case, without regard to any qualification or limitation with respect to materiality, whether by reference to “in any material respect” or any other use of “material”);
     (b) the non-fulfillment of any covenant or agreement on the part of Seller or Parent set forth in this Agreement, the Conveyance Documents and any other agreement entered into in connection with this Agreement;

     (c) the Excluded Liabilities; or
     (d) any suits or claims by or related to the stockholders of Parent, whether by such stockholders, any Governmental Authority or otherwise (each, a “Parent Stockholder Claim”).
8.2 Indemnification Obligations of Buyer. From and after the Closing Date, Buyer shall, in accordance with this Article VIII, indemnify, defend, protect and hold harmless Seller and Parent and their respective assigns, successors and Affiliates (collectively, the “Seller Parties”) from, against and in respect of all Actions asserted against, and all Damages asserted against or suffered, sustained, incurred or paid by, any Seller Party in connection with, resulting from or arising out of:
     (a) the inaccuracy of any representation or the breach of any warranty of Buyer set forth in this Agreement, the Conveyance Documents and any other agreement entered into in connection with this Agreement (in each case, without regard to any qualification or limitation with respect to “materiality,” whether by reference to “in any material respect” or any other use of “material”);
     (b) the non-fulfillment of any covenant or agreement on the part of Buyer set forth in this Agreement, the Conveyance Documents and any other agreement entered into in connection with this Agreement; or
     (c) the Assumed Liabilities.
8.3 Notice of Claims. The Indemnified Party shall notify the Indemnifying Party in writing promptly after becoming aware of any Damages which an Indemnified Party shall have determined has given rise to a claim for indemnification under Article VIII. Such written notice (a “Claim Notice”) shall include an estimate of the Damages, if known, the method of computation thereof and a reference to the specific provisions of this Agreement in respect of which it seeks indemnification. As soon as practicable after the date of such Claim Notice, the Indemnified Party shall provide the Indemnifying Party or his or her agents access to all books and records in the possession or control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the estimated amount of Damages described in such Claim Notice, the estimated Damages in the amount specified in the Indemnified Party’s Claim Notice will be conclusively deemed a Liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party. If the Indemnifying Party does not so notify the Indemnified Parties, the dispute shall be resolved, and the amount, if any, of Damages payable by the Indemnifying Party to the Indemnified Party shall be determined, in accordance with Section 9.5 below. The provisions of this Section 8.3 do not apply to Third Party Actions.
8.4 Procedure for Third Party Claims.
     (a) If any third Person shall commence an Action against any Indemnified Party with respect to any matter (a “Third Party Action”) which may give rise to a claim for indemnification under Article VIII, then the Indemnified Party shall notify the Indemnifying Party as the case may be, in writing promptly after becoming aware of such Third Party Action describing in reasonable detail the Third Party Action (such notice being hereinafter called a “Third Party Action Notice”), which notice shall include a reference to the specific provisions of this Agreement in respect of which it seeks indemnification. It is agreed that no delay on the part of any Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from its obligations hereunder, except to the extent said Indemnifying Party is prejudiced by such failure to give notice. The Indemnifying Party will have thirty (30) days from the delivery of such Third Party Action Notice (the “Response Period”) to determine whether or not the Indemnifying Party will, at its sole cost and expense, defend against such Third Party Action.

     (b) If the Indemnifying Party (i) does not respond to the Third Party Action Notice by 5:00 p.m., Baltimore, Maryland time on the last day of the Response Period, or (ii) responds to the Third Party Action Notice, but elects not to assume the defense, the Indemnified Party shall have the right to defend against any such Third Party Action by appropriate proceedings or to settle or pay any such Third Party Action for such an amount as the Indemnified Party shall deem appropriate and the Indemnifying Party shall promptly pay all Damages resulting from such Third Party Action in accordance with subparagraph (e) below; provided that in the case of clause (ii), any right of the Indemnified Party to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the right of indemnity in accordance with Section 9.5 hereof.
     (c) If the Indemnifying Party affirmatively disputes the right to indemnity, but nevertheless elects to defend against any such Third Party Action or settle or pay any such Third Party Action, any right of the Indemnified Party to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the right of indemnity in accordance with Section 9.5 hereof.
     (d) Notwithstanding anything herein to the contrary, if the Indemnifying Party notifies the Indemnified Party that it will defend against or settle any Third Party Action:
(i)	such defense or settlement shall be at the sole cost and expense of the Indemnifying Party, except for costs and expenses of the Indemnified Party’s counsel, if any, pursuant to items (v) and (vi) below;

(ii)	the Indemnifying Party and its counsel shall conduct such defense or settlement at all times in good faith;

(iii)	the Indemnifying Party and its counsel shall, at the reasonable request of the Indemnified Party, provide periodic updates to the Indemnified Party in order to keep the Indemnified Party reasonably informed as to its conduct of such defense or settlement, and shall not compromise or settle such Third Party Action without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless such settlement or compromise does not subject the Indemnified Party to any monetary liability, and includes a complete, unconditional release of the Indemnified Party from all Liability with respect to such Third Party Action;

(iv)	the Indemnified Party shall reasonably cooperate with the Indemnifying Party, including making available to the Indemnifying Party, all relevant witnesses and pertinent documents and information and appropriate personnel;

(v)	the Indemnified Party may elect to employ its own counsel and participate in such defense or settlement at the Indemnified Party’s sole cost and expense, but the control of such defense and the settlement shall rest with the Indemnifying Party;

(vi)	notwithstanding the Indemnifying Party’s election to defend against or settle the Third Party Action, the Indemnified Party may, upon written notice to the Indemnifying Party, elect to employ its own counsel (who shall be reasonably acceptable to the Indemnifying Party) at the Indemnifying Party’s expense (except that the Indemnifying Party shall not be obligated to pay the fees of more than one separate counsel for all Indemnified Parties, taken together) if (A) the Indemnifying Party is also a Person against whom the Third Party Action is made and the Indemnified Party has been advised by counsel that (x) representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct or (y) the Indemnified Party has available to it one or more defenses or counterclaims that are inconsistent with, different from, or in addition to one or more of those that may be available to the Indemnifying Party with respect to such Third Party Action; (B) a Parent Stockholder Claim, or (C) the Indemnifying Party shall not in fact have employed counsel reasonably satisfactory to the Indemnified Party for the defense or settlement of such Third Party Action; provided, however, that the assumption of control of the defense or settlement of a Third Party Action by the Indemnified Party pursuant to this item (vi) shall not relieve the Indemnifying Party of its obligation to indemnify and hold the Indemnified Party harmless; and

(vii)	in no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to such Third Party Action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
8.5 Survival; Limitations.
     (a) The period during which a claim for indemnification may be asserted hereunder (the “Claims Period”) with respect to:
(i)	any of Sections 5.2 (Authorization), 5.6 (Tax Matters), 5.13 (Employee and Benefits Matters), 5.16 (Related Party Transactions; No Improper Payments) or 5.19 (Solvency), any Parent Stockholder Claim or fraud shall begin on the Effective Date and shall terminate thirty (30) days after the expiration of the statute of limitations applicable thereto; and

(ii)	all matters other than those specified in the preceding clause (i) shall begin on the Effective Date and shall terminate on the first (1st) anniversary of the Effective Date.
     (b) Notwithstanding the foregoing, if, prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. All representations and warranties herein shall survive the Closing until the last day of the Claims Period applicable thereto or until all unresolved claims relating thereto have been finally resolved or disposed of.
     (c) Except for claims for breaches of the representations contained in Sections 5.2 (Authorization), 5.6 (Tax Matters), 5.13 (Employee and Benefits Matters), 5.16 (Related Party Transactions; No Improper Payments) or 5.19 (Solvency), or for claims for Parent Stockholder Claims or for fraud, no Indemnifying Party shall have indemnification obligation under Section 8.1(a) or Section 8.2(b), as applicable, unless and until the aggregate amount of the Damages for which an Indemnified Party has asserted indemnification claims exceeds Forty-Five Thousand Dollars ($45,000) (the “Basket Amount”), whereupon such Indemnifying Party shall be liable to indemnify the Indemnified Party for all Damages indemnifiable pursuant to Section 8.1(a) or Section 8.2(b), as applicable, in excess of the Basket Amount.

     (d) Except for claims for breaches of the representations contained in Sections 5.2 (Authorization), 5.6 (Tax Matters), 5.13 (Employee and Benefits Matters), 5.16 (Related Party Transactions; No Improper Payments) or 5.19 (Solvency), or for claims for Parent Stockholder Claims or for fraud, the aggregate amount of all Damages for which an Indemnifying Party shall be liable under Section 8.1(a) or Section 8.2(b), as applicable, shall not exceed Nine Hundred Thousand Dollars ($900,000).
     (e) The right to indemnification, payment of Damages or other remedy afforded to the Buyer based on such representations, warranties, covenants and obligations will not be affected by any investigation or due diligence conducted by the Buyer with respect to, or any knowledge acquired, or capable of being acquired at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant, or obligation. Furthermore, no information or knowledge obtained in any investigation or due diligence pursuant this Agreement shall affect or be deemed to modify any representation or warranty contained herein or in the conditions to the obligations of the parties to consummate the transactions described herein.
ARTICLE IX MISCELLANEOUS.
9.1 Entire Understanding. This Agreement (including the documents and instruments referred to herein) embodies the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersedes all other prior commitments, arrangements or understandings, both oral and written, between the parties with respect to the subject matter hereof.
9.2 Severability; Joint Drafting. The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
9.3 Waiver and Amendment. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Parties. No waiver, forbearance or failure by any Party of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Party’s right to enforce any other provision of this Agreement or a continuing waiver by such Party of compliance with any provision.
9.4 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.
9.5 Governing Law; Dispute Resolution; Jury Trial Waiver. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland. The state or federal courts located within the State of Maryland shall have exclusive jurisdiction over any and all disputes between any Parties, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the Parties consent to and agree to submit to the jurisdiction of such courts. The Parties hereby agree that mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. EACH OF THE PARTIES IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
9.6 Notices. Any notices or other communications required or permitted hereunder shall be in writing and sent to the appropriate addresses designated below (or to such other address or addresses as may hereafter be furnished by one Party to the other Party in compliance with the terms hereof), by hand delivery, by facsimile transmission to the respective facsimile numbers designated below (with electronic confirmation of delivery), by UPS or FedEx next-day service, or by registered or certified mail, return receipt requested, postage prepaid:

If to Seller or Parent:	with a copy (which shall not constitute notice) to:

Fax: Attn:	Morgan, Lewis Bockius LLP 101 Park Avenue New York, NY 10178-0060 Fax: (212) 309-6241 Attn: Howard Kenny

If to Buyer:	with a copies (which shall not constitute notice) to:

Scott Johnson P.W. Stephens Environmental, Inc. 15201 Pipeline Lane #B Huntington Beach, CA 92649	Law Office of Joel J. Thomas 46 Windjammer Ct. Long Beach, CA 90803 562 430-3848 562 493-8850 fax Attn: Joel Thomas

Venable LLP Suite 900 750 East Pratt Street Baltimore, MD 21202 Fax: (410) 244-7742 Attn: Charles J. Morton, Jr. Esq.
9.7 Assignment; No Third Party Beneficiaries. This Agreement may not be assigned (whether by operation of law or otherwise) by any Party without the prior written consent of the other Party; provided, that Buyer may assign this Agreement, without the prior written consent of Seller, to any of the Buyer’s Affiliates, so long as such assignment would not change the Approvals required for the consummation of the transactions contemplated hereby in such a way that the Closing would reasonably be expected to be delayed as a result. Unless otherwise stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any Person other than the Parties hereto; provided, however, that this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties’ respective successors and permitted assigns.
9.8 Specific Performance. The Parties agree that the remedies at law of any Party for any actual or threatened breach of this Agreement would be inadequate and that the Parties shall be entitled to specific performance of this Agreement, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of any of the covenants in this Agreement, or both, in addition to any damages and legal expenses which a Party may be legally entitled to recover.
9.9 Counterparts. This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.
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The remainder of this page is left blank intentionally. Signatures follow on next page.

     IN WITNESS WHEREOF, the Parties have each executed and delivered this Asset Purchase Agreement as of the Effective Date.
BUYER:

P.W. STEPHENS ENVIRONMENTAL, INC.:
By:
	Name:	Scott Johnson
	Title:	Chief Executive Officer and President

SELLER:

PW STEPHENS, INC.:
By:
	Name:	Frank Fradella
	Title:	Chief Executive Officer

PARENT:

HOME SOLUTIONS OF AMERICA, INC.:
By:
	Name:	Frank Fradella
	Title:	Chief Executive Officer

Signature page to Asset Purchase Agreement